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                                                                  Exhibit (a)(1)
[ELRON ELECTRONIC LOGO]

                             -FOR IMMEDIATE RELEASE-
                             -----------------------

                   Elron Responds to Discount Investment Cash
                     Tender Offer for Certain Elron Shares
                     -------------------------------------

Tel Aviv, July 28, 2004 - Elron Electronic Industries Ltd. (NASDAQ:ELRN) announced today that it has filed a Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission, as required by the Commission's rules, in response to an unsolicited tender offer (the "Offer") by its principal shareholder Discount Investment Corporation Ltd.("DIC"), to purchase 2,203,425 ordinary shares of Elron for $15.00 per share. The terms and conditions of the Offer are set forth in an Offer to Purchase and the related Letter of Transmittal (collectively, the "Offer to Purchase") filed with the Commission and the Israel Securities Authority by DIC on July 16, 2004.

The Board of Directors has determined not to make any recommendation to Elron's shareholders as to whether they should tender their shares in the Offer. Among other reasons set forth in Elron's Schedule 14D-9, Elron's Board believes that a shareholder's decision on whether or not to tender shares in the Offer and, if so, how many shares to tender, is a personal investment decision based upon each individual shareholder's particular circumstances. Elron's Board believes that each shareholder should review the Offer, consult with such holder's financial and tax advisors and make an independent determination.

Notice to Read Tender Offer Documents

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Elron Electronic Industries Ltd. Shareholders are advised to make their own decisions on whether to tender their shares and accept the Offer, based on all of the available information, including the factors considered by the Board of Directors described in Elron's Schedule 14D-9, filed today with the Securities and Exchange Commission (SEC) and the Israel Securities Authority (ISA). The Schedule 14D-9 and the Offer to Purchase contain important information that should be read carefully before any decision is made with respect to whether to tender in the Offer. Elron urges each shareholder to read the factors considered by it in the Schedule 14D-9, as well as the Offer to Purchase, prior to making any decision regarding the Offer. The Offer to Purchase is available free of charge from DIC by directing a request to Discount Investment Corporation Ltd., 3 Azrieli Center, 44th Floor, The Triangle Building, Tel Aviv 67023, Israel. In addition, the Solicitation/Recommendation Statement on Schedule 14D-9 may be obtained free of charge from Elron by directing a request to Elron Electronic Industries Ltd., 3 Azrieli Center, 42nd Floor, The Triangle Building, Tel Aviv 67023, Israel. Shareholders can also receive copies of the Offer to Purchase and Schedule 14D-9 free of charge at the SEC's web site, www.sec.gov. and on the ISA's website at http://www.magna.isa.gov.il.





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[ELRON ELECTRONIC LOGO]

Elron Electronic Industries Ltd. is a multinational high technology holding company based in Israel. Through affiliates, Elron is engaged with a group of high technology operating companies in the fields of medical devices, advanced defense electronics, communication, IT software, semiconductors and amorphous metals. For further information, visit http://www.elron.com

       Contact:

       Tal Raz

       Elron Electronic Industries Ltd.

       Tel: 972-3-607-5555

       raz@elron.net

       Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from such forward-looking statements due to the risk factors discussed in periodic reports filed by the Company with the Securities and Exchange Commission, which the Company urges investors to consider.